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                                                                   EXHIBIT 11.01

                               NASHUA CORPORATION
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share data)
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                                                                      Year Ended December 31,
                                                             --------------------------------------
                                                              2001            2000            1999
                                                             -------         -------        -------

Income (loss) from continuing operations                     $(2,448)        $ 5,386        $  (420)
Loss from discontinued operations, net of taxes                   --              --         (4,001)
                                                             -------         -------        -------

Net income (loss)                                            $(2,448)        $ 5,386        $(4,421)
                                                             =======         =======        =======
Shares:

  Weighted average common shares
    outstanding during the period                              5,696           5,649          5,718

  Weighted average common and potential common shares
    Outstanding during the period                              5,696           5,667          5,718

Basic and diluted earnings per share:

  Income (loss) from continuing operations                   $  (.43)        $   .95        $  (.07)
Loss from discontinued operations                                 --              --           (.70)
                                                             -------         -------        -------

  Net income (loss)                                          $  (.43)        $   .95        $  (.77)
                                                             =======         =======        =======
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